




ALWAYS LOOK BOTH WAYS.
Long story short:
The First Trust Enhanced 130/30 Large Cap Index takes 2 perspectives.
The Index is designed to provide 130% long & 30% short exposure to large cap U.S. publicly traded equities.


CLICK FOR LONG & SHORT OF IT...
Introducing:
KEYnotes
EXCHANGE TRADED
linked to
The First Trust Enhanced 130/30 Large Cap Index

The issuer of the notes has filed a registration statement with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any agent or any dealer participating in this offering will arrange to send you the prospectus, each prospectus supplement, product supplement, & the pricing supplement if you so request by calling toll-free 800-576-3529.

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